POOLING AGREEMENT
            THIS AGREEMENT is made effective this 24th day of October, 2002.


BETWEEN:

        DALIAN XINDIE CHITIN CO. LTD., a corporation duly incorporated pursuant to the laws of China, and having an office at No 88 Hongling Road, Ganjingzi District, Dalian;

        ("Xindie")

                                                            OF THE FIRST PART

AND:
        BIG BAR GOLD CORPORATION, a body corporate duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 200 -675 West Hastings Street, Vancouver, British Columbia, V6B 1N2;

        ("Big Bar")

                                                           OF THE SECOND PART


WHEREAS:

A In connection with a Licensing Agreement dated October 24, 2002 between Xindie and Big Bar (the "Licensing Agreement"), Big Bar has agreed to issue, subject to TSX Venture Exchange ("Exchange") acceptance for filing, up to 12,000,000 common shares in its capital to Xindie (the "Shares");

B  Xindie has agreed to place the Shares in a pool with a trustee
(the "Trustee") mutually acceptable to the parties hereto and the Exchange upon and subject to the terms and conditions hereinafter more particularly set out;

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.      POOLING OF SHARES

1.1 Xindie hereby agrees that upon the day the Shares are issued, Big Bar shall retain and deliver the certificates representing the Shares to the Trustee.

1.2 Xindie shall be entitled to a letter or receipt from the Trustee stating the number of Shares represented by certificates held for it by the Trustee, subject to the terms of this Agreement, but such letter or receipt shall not be assignable.

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2.     RELEASE OF SHARES FROM POOL

2.1 The Trustee is hereby instructed to release such number of Shares to Xindie from the pool (each a "Release") on a semi-annual basis based on the following formula:

               revenue received by Big Bar pursuant
Number of             to Licensing Agreement               Number of Shares
Shares  =    -------------------------------------- x      Originally Pooled
Released      total deemed consideration paid to
              Xindie pursuant to Licensing Agreement

2.2 The releases described in paragraph 3 above shall be based on audited statements of revenue and Share Release calculations prepared by Big Bar's auditor, which Big Bar shall deliver to Xindie and the Trustee by August 31 of the same calendar year by for the period from January 1 to June 30 and by February 28 of the following calendar year for the period from July 1 to December 31. Upon the receipt of such calculations, the Trustee shall release the indicated number of Shares from the pool to Xindie.

2.3 Xindie or its agents shall have the right at all reasonable times, including for a period of one month following the date of a Release, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of a particular Release. Xindie shall have the right to have such accounts audited by independent auditors at its own expense.

2.4 Each Share Release calculation prepared by Big Bar's auditor shall be final and not subject to adjustment unless Xindie delivers to Big Bar written exceptions in reasonable detail within one month after the Xindie receives a copy of the Share Release calculation the report. Xindie, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of Big Bar related to the Share Release calculation to determine the accuracy thereof, but shall not have access to any other books andrecords of Big Bar. The audit shall be conducted by a chartered or certified public accountant of recognized standing. Xindie shall have the right to conditional access to Big Bar's books and records on execution of a written agreement by Xindie's auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to a Share Release calculation. A copy of the Xindie's report shall be delivered to Big Bar and the amount which should have been paid according to Xindie's report, if acceptable to Big Bar, shall be paid forthwith.

2.5 All disputes arising out of or in connection with this Agreement, or in respect of any Share Release calculation, shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

2.6 The appointing authority shall be the British Columbia International Commercial Arbitration Centre and the case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedure for Cases under the BCICAC Rules" at Vancouver, British Columbia.

3.      RETENTION OF CERTAIN SHAREHOLDER RIGHTS

3.1 Xindie may exercise voting rights attached to the Shares during the currency of this Agreement.

3.2 Xindie may receive a dividend or other distribution on the Shares, and elect the manner of payment from the standard options offered by Big Bar. If the Trustee receives a dividend or other distribution on the Shares, the T rustee will pay the dividend or other distribution to Xindie on receipt.

4.      ADDITIONAL AGREEMENTS

4.1 Xindie hereby acknowledges that it shall be required to enter into additional agreements restricting its ability to sell, transfer, assign, mortgage or otherwise deal in any way with the Shares in accordance with Exchange requirements, including, without limitation, executing an escrow agreement in the form contained in the Exchange's Corporate Finance Manual and known as "Form 5D - Escrow Agreement" and any additional requirements that may be in effect from time to time.

4.2 It is contemplated that this Agreement will be replaced, as soon as practicable with an agreement between Big Bar, Xindie and the Trustee, which agreement shall be subject to Exchange acceptance for filing.

5.      RESTRICTIONS ON TRANSFER

5.1 While Shares are subject to the pooling conditions of this Agreement, Xindie shall not sell, deal in, assign, or transfer in any manner whatsoever any of such Shares or beneficial ownership of or any interest therein, and the Trustee shall not accept or acknowledge any transfer, assignment, declaration or trust or any other document evidencing a change in legal or beneficial ownership of or interest in such Shares, except as may be required by reason of the bankruptcy of Xindie, in which case the Trustee shall hold the said certificates for the Shares subject to this Agreement for whatever person or persons, firm or corporation that may thus become legally entitled thereto.

5.2 Xindie acknowledges and covenants that notwithstanding the terms of this Agreement, it shall comply with all restrictions from resale relating to the Shares which are imposed by securities legislation and Exchange policy.


6.      GENERAL PROVISIONS

6.1 This Agreement may be executed in several parts, and by facsimile, in the same form and such parts so executed shall together constitute one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

6.2 The parties hereto agree that in consideration of the Trustee agreeing to act as trustee as aforesaid, Xindie does hereby covenant and agree from time to time and at all times hereafter, well and truly to save, defend and keep harmless and fully indemnify the Trustee, its successors and assigns, from and against all loss, costs, charges, damages, and expenses which the said Trustee, its successors and assigns may at any time or times hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as trustee pursuant to this Agreement.

6.3 It is further agreed by and between the parties hereto, and without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the Shares hereby pooled, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against its costs of such proceedings.


        IN WITNESS WHEREOF Xindie and Big Bar have executed these presents as and from the day and year first above written.


DALIAN XINDIE CHITIN CO. LTD.                      BIG BAR GOLD CORPORATION

per: /s/  Lian Cheng Xu                            per:  /s/ Linda Smith
-----------------------                            ---------------------
Authorized Signatory                                Authorized Signatory